UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 6, 2006
Waste Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25955	01-0780204
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1122 International Blvd., Suite 601, Burlington, Ontario, Canada	L7L 6Z8
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (905) 319-1237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 Securities and Trading Markets
Item 3.02 — Unregistered Sales of Equity Securities
On February 6, 2006, Waste Services, Inc. announced that it signed definitive agreements to acquire Liberty Waste, LLC and Sun Country Materials, LLC to expand its operations in the Tampa, Florida market. Liberty Waste is a collection operation based in Tampa with two transfer stations located in Tampa and Clearwater. The transfer stations are both permitted to accept construction and demolition and Class III waste volumes. Sun Country Materials owns a construction and demolition landfill located in Hillsborough County, Florida that is currently seeking an expansion permit. These acquisitions will complement Waste Services’ existing operations in the Tampa market. In addition, the combined collection operations of Waste Services and Liberty Waste will be able to internalize construction and demolition waste volumes into the acquired landfill. The transactions are both subject to certain customary closing conditions, with the landfill acquisition also subject to the receipt of the expansion permit.
The purchase price for the two businesses is $38.5 million, consisting of $13.0 million in cash, $19.0 million in shares of Waste Services common stock and $6.5 million of previous cash deposits. As additional deposits, Waste Services issued a letter of credit for $3.0 million and 946,372 shares of restricted common stock. The number of shares of common stock is determined by dividing the consideration amount by the average closing price of a share of Waste Services common stock for the ten trading days preceding the date of issuance. The restricted shares of common stock issued in the transaction are subject to a registration rights agreement. If Waste Services does not have a registration statement declared effective by the Securities and Exchange Commission within six months of the holder’s request for registration, the company would be subject to penalties equal to eight-percent per annum of the value of the shares to which the request related.
The issuance of the common stock is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act and the rules and regulations promulgated there under on the basis that it did not involve a public offering.
The press release is attached as Exhibit 99.1 to this Form 8-K.
Section 9 Financial Statements and Exhibits
Item 9.01 — Financial Statements and Exhibits
(d)     Exhibits
     99.1     February 6, 2006 Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

WASTE SERVICES, INC.
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Executive Vice President and General Counsel

Date: February 6, 2006

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